Exhibit 10.10

NCINO, LLC SOFTWARE SERVICE AGREEMENT

This is a services agreement (the “Service Agreement” or “Agreement”) between Live Oak Bank (hereafter “Subscriber”) and NCINO, LLC (“NCINO”), a North Carolina company with its principal place of business at 2605 Iron Gate Drive, Suite 100, Wilmington, North Carolina 28412. Please read it carefully before subscribing to the services or using the Software.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

The following definitions apply:

a)

“Activation Date” – is the date that NCINO first makes the Service available to the Subscriber and provides online, email, or written notice of such availability to the Subscriber. THE ACTIVATION DATE FOR PURPOSES OF THIS AGREEMENT WILL BE 2012/11/01.

b)

“Authorized Representative” - is an official with the legal authority to give assurances, make commitments, enter into contracts, and execute such documents on behalf of the Subscriber. The signature of the Authorized Representative certifies, on behalf of the Subscriber, that commitments made in this Service Agreement will be honored.

c)

“Malicious Code” – consists of programming (code, scripts, active content, and other software) designed to disrupt or deny operation, gather information that leads to loss of privacy or exploitation, gain unauthorized access to system resources, and other non-Subscription Services related behavior.

d)

“Operator” – is any of the Subscriber’s employees, representatives, consultants, agents, contractors or other persons expressly permitted by the Subscriber in connection with Subscriber’s business affairs who are authorized to use the Service and have been supplied user identifications and passwords by the Subscriber (or by NCINO at Subscriber’s request).

e)	“Professional Services” – are services provided by NCINO related to custom conversions, dashboards, reports, alerts, real time interfaces to third-party products and training for using the same.
f)	“Subscriber” – is the legal entity or individual that enters into this Service Agreement as described online or on the signature page.
g)	“Subscriber Data” – is the data in electronic form input or collected through the Service by or from the Subscriber or any operator of a computing device in the course of using the Service.
h)	“Support Services” – include direct channels to assist Operators with use of NCINO’s online product and as necessary engineering to identify and resolve technical problems with NCINO’s online product.
i)	“Subscription Services” – are NCINO’s online product, operation manual and applicable information as provided at http://www.NClNO.com.”
j)

“Term” – the Service Agreement commences on the Activation Date and continues until all Subscriptions granted in accordance with the Service Agreement as defined in Attachment A have expired or have been terminated.

2.	SERVICES.

2.1        PROVISION OF SUBSCRIPTION SERVICES. NCINO shall make the Subscription Services available to the Subscriber pursuant to this Service Agreement.

2.2        OPERATOR SUBSCRIPTION(S). Subscription Services are purchased as subscription(s) and may be accessed by no more than a single designated Operator. If you wish to have additional Operators use the Subscription Services, you must purchase a separate subscription for each. Additional subscriptions may be added during the subscription term at the same rate as that for pre-existing subscription(s), prorated for the remainder of the subscription term in effect at the time the additional subscription(s) are added. The added subscription(s) shall terminate on the same date as the pre-existing subscription(s). Subscriptions are for designated Operators and cannot be shared or used by more than one Operator at a time. Subscriptions may be reassigned to a new Operator replacing an Operator who no longer requires ongoing use of the Service.

2.3        NCINO RESPONSIBILITIES. NCINO shall: (i) provide to Subscriber the Subscription Services at the rate described in “Attachment A - Subscription Fees” (ii) use commercially reasonable efforts to make the Subscription Services available 24 hours a day, 7 days a week, except for: (a) planned downtime of which NCINO shall provide at least 8 hours notice via the Subscription Services and to the extent practicable schedule during weekend hours from 9:00pm Eastern time Friday to 6:00am Eastern time Monday, or b) unavailability caused by circumstances beyond NCINO’s control, including without limitation, acts of God, acts of government, flood, fire, earthquake, civil unrest, acts of terror, strikes or other labor problems, or Internet service provider failures, and (iii) provide the Subscription Services and protect non-public financial data used therewith in accordance with applicable laws and government regulations. NCINO agrees to use commercially reasonable efforts to provide agreed functionality and performance.

2.4        SUBSCRIBER RESPONSIBILITIES. Subscriber shall: (i) be responsible for Operator compliance with the Service Agreement, (ii) use commercially reasonable efforts to prevent unauthorized access to or use of the Subscription Services, and notify NCINO promptly upon knowledge of any threatened or actual unauthorized access or use, and (iii) use the Subscription Services only in accordance with this Service Agreement and the online operation manual and applicable laws and regulations. The Subscriber shall NOT (a) make the Subscription Services available to anyone other than subscribed Operators, (b) sell, resell, rent or lease the Subscription Services, (c) use the Subscription Services to store or transmit material in violation of third-party privacy rights, (d) use the Subscription Services to store or transmit Malicious Code, (e) interfere or disrupt the integrity or performance of the Subscription Services or third-party data contained therein, or (f) attempt to gain unauthorized access to the Subscription Services or their related systems or networks. Subscriber agrees to notify NCINO in writing of any potential failure by NCINO to provide agreed functionality and performance.

2.5          PROFESSIONAL SERVICES. NCINO may provide to Subscriber the Professional Services in accordance with a Statement of Work, Schedule and Fees as described in Attachment B, Professional Services.

2.6          SUPPORT SERVICES. NCINO Support Services are provided to Subscriber in accordance with Attachment C, Support Services.

3.	FEES AND PAYMENT.

3.1          SUBSCRIPTION FEES. The Subscription Fees (i) will be quoted and payable in U.S. dollars as posted in “Attachment A - Subscription Services”, (ii) will be paid for access to the Subscription Services during the Subscription Term set forth in Attachment A and not actual use, and (iii) are non-cancellable. The number of subscriptions purchased cannot be decreased during the Subscription Term and any lack of use of the Subscription Services by the Subscriber shall not excuse the failure to pay the Subscription Fees in whole or in part.

3.2          INVOICING AND PAYMENT. Subscription Fees are electronically invoiced in advance during the Subscription Term set forth in “Attachment A – Subscription Services,” THE TERM OF WHICH BEGINS ON THE ACTIVATION DATE. When payment card or account information is provided in “Attachment A – Subscription Services”, NCINO will use the provided payment card or account information to collect Subscriber Fees on the Anniversary of the Activation Date for the Term of the Agreement. The Subscriber is responsible for maintaining accurate payment card, account/billing information and contact information in the interface provided with the Subscription Services. When invoiced, Subscription Fees are due net 30 days from the invoice date.

3.3          OVERDUE PAYMENTS. If any amounts invoiced are not received by NCINO by the due date, then at NCINO’s discretion, such charges may accrue interest at the rate of 1.5% of the outstanding balance per month, or the maximum rate permitted by law, whichever is lower, from the date such payment was due until the date paid, and/or NCINO may condition future subscription renewals on other payment terms.

3.4          SUSPENSION OF SUBSCRIPTION SERVICES. If any amounts invoiced are 30 days or more overdue, NCINO may, without limiting other rights and remedies, suspend Subscriber access to the Subscription Services until such amounts are paid in full.

3.5          PAYMENT DISPUTES. NCINO will not exercise its rights under 3.3 (Overdue Payments) or 3.4 (Suspension of Subscription Services) if the applicable charges are under reasonable and good-faith dispute and, in NCINO’s judgment, Subscriber is diligently cooperating to resolve the dispute.

3.6          TAXES. Unless otherwise stated in writing, NCINO’s fees do not include any taxes levies, duties or other similar government assessments of any nature, including but not limited to value added, sales and use, or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively “Taxes”). Subscriber is responsible for paying all Taxes associated with purchases under this Services Agreement. If NCINO has the legal obligation to pay or collect Taxes for which the Subscriber is responsible under this paragraph, the appropriate amount shall be invoiced to and paid by the Subscriber, unless Subscriber provides NCINO with a valid tax exemption certificate authorized by the appropriate taxing authority. NCINO is solely responsible for taxes assessable against NCINO based on income, property and employees of NCINO.

3.7          TERM. This Agreement between Subscriber and NCINO shall be in force upon the date that both parties have executed this Agreement in its entirety, and shall continue for a period of three (3) years from the Activation Date. Thereafter, the Agreement will automatically renew for additional one (1) year terms unless a party has provided the other with at least thirty (30) days’ prior written notice of its intent to terminate.

4.	RIGHTS.

4.1          RESERVATION OF RIGHTS. Subject to the limited access rights expressly granted hereunder, NCINO reserves all rights, title and interest in and to the Subscription Services, including all intellectual property rights. Intellectual property rights include, but are not limited to, copyright, patent, trademark, trade secret, trade dress and all other proprietary rights, in the NCINO software and related written and support materials. No rights are granted to the Subscriber other than those expressly set forth herein.

4.2          RESTRICTIONS. Subscriber shall not (i) permit unauthorized access to the Subscription Services, (ii) create derivative works based on the Subscription Services, (iii) copy, frame or mirror any part or content of the Subscription Services, other than for Subscriber’s own internal business purposes, (iv) reverse engineer the Subscription Services, or (v) access the Subscription Services to (a) build a competitive product or service, or (b) copy any features, functions or graphics of the Subscription Services. Should the Subscriber choose to use the Subscription Services within a terminal server environment, the technical setup and compatibility of that environment is the sole responsibility of the Subscriber.

4.3          DATA. The Subscriber exclusively owns all rights, title and interest in and to all Subscriber Data. Subscriber agrees that NCINO may collect and use technical information gathered as part of the product support provided, if any, related to the Subscription Services. NCINO may use this information solely to improve its products or to provide customized services or technologies and will not disclose this information in a form that identifies the Subscriber. NCINO is not responsible for the accuracy, quality, integrity and legality of Subscriber Data and of the means by which NCINO acquired Subscriber Data.

4.4          SUBSCRIBER RECOMMENDATIONS. Unless otherwise agreed to in writing, NCINO shall have a royalty-free, worldwide, transferable, irrevocable and perpetual license to use or incorporate into the Subscription Services any recommendations, enhancements, requests or suggestions provided by the Subscriber, relating to the operation of the Subscription Services.

5.	WARRANTIES

5.1          SUBSCRIBER’S IDENTITY. Subscriber declares: (i) that it has accurately identified itself on the signature page of this Services Agreement and through the Subscription Services and will maintain the accuracy of such identification via the Subscription Services; and (ii) that it is a corporation or other business entity authorized to do business pursuant to applicable law or an individual 18 years or older.

5.2          RIGHT TO DO BUSINESS. NCINO and Subscriber each declares that it has the full right and authority to enter into, execute, and perform its obligations under this Services Agreement and that no pending or threatened claim or litigation known to it would have a material adverse impact on its ability to perform as required by this Services Agreement.

5.3          DISCLAIMERS. Except for the express warranties specified in this section 5, THE SERVICE IS PROVIDED “AS IS” AND AS AVAILABLE, AND NCINO MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.4          LIMITATION OF LIABILITY.

(A)          IN NO EVENT WILL NCINO BE LIABLE TO SUBSCRIBER FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF NCINO IS ADVISED IN ADVANCE OF THE POSSIBILITY OF THE DAMAGES IN QUESTION OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

(B)          NCINO’s LIABILITY FOR DIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS SERVICE AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE OF THE SUBSCRIPTION FEE(S) PAID IN THE AGGREGATE BY THE SUBSCRIBER IN THE 12 MONTHS PRECEDING THE CLAIM; THE LIABILITIES LIMITED BY THIS SECTION B APPLY: (i) REGARDLESS OF THE NATURE OF THE ACTION OR CLAIM, (ii) REGARDLESS OF THE FORM OF THE ACTION OR CLAIM, WHETHER IN CONTRACT, TORT, STRICT PRODUCT LIABILITY, OR OTHERWISE; AND (iii) EVEN IF SUBSCRIBER’S REMEDIES FAIL OF THEIR ESSENTIAL PURPOSE.

(C)          THE FOREGOING DIRECT DAMAGES LIMITATION LIABILITY CAP DOES NOT APPLY TO A CLAIM BY SUBSCRIBER (i) BASED ON THE GROSS NEGLIGENCE OR

WILLFUL MISCONDUCT BY NCINO, or (ii) BASED ON A CLAIM BY A 3rd PARTY INVOLVING AN INTELLECTUAL PROPERTY RIGHT UNDER THE INDEMNIFICATION OBLIGATIONS OF SECTION 8. If applicable law limits the application of the provisions of this Section 5.4, NCINO’s liability will be limited to the maximum extent permissible.

5.5          SALESFORCE.COM NCINO has secured sufficient rights to utilize Salesforce.com (i.e., the SFDC platform) to provide the Subscription Services. Subscriber responsibilities with regard to the SFDC platform are outlined on Attachment D – SFDC Service Terms.

6.	DATA MANAGEMENT.

6.1          LEGAL COMPULSION. NCINO will not give any third party access to Subscriber Data. Notwithstanding the foregoing, NCINO may disclose Subscriber Data as required by applicable law or by proper legal or governmental authority. NCINO will give Subscriber prompt notice of any such legal or governmental demand (to the extent permissible under the law) and reasonably cooperate with Subscriber in any effort to seek a protective order or otherwise to contest such required disclosure, at Subscriber’s expense.

6.2          RETENTION & DELETION. NCINO will retain Subscriber Data until erased pursuant to the Data Policy posted with the Subscription Services. Upon written request of the Subscriber and at Subscriber’s expense, NCINO will provide a copy of Subscriber Data and cooperate in the transfer of Subscriber Data to Subscriber or substitute vendor identified in writing by Subscriber.

6.3          PRIVACY. NCINO will take commercially reasonable steps (including, without limitation, implementing and monitoring compliance with reasonable and appropriate measures with respect to administrative, technical and physical safeguards) consistent with the objectives of 12 C.F.R. Part 364, Appendix B (Interagency guidelines establishing standards for safeguarding client information) to protect any nonpublic personal information, as defined in 12 C.F.R. § 332.3(n) (“NPI”), in possession of NCINO against loss and against unauthorized access, use, modification, disclosure or other misuse. NCINO shall take appropriate actions to avoid unauthorized access. NCINO will notify Subscriber in the event of a breach of NCINO’S security measures involving NPI as soon as is practical, but in any event within 24 hours of NCINO’S discovery of the breach. Upon request by Subscriber, NCINO will provide to Subscriber reasonable information regarding the administrative, technical and physical safeguards utilized by NCINO for protection of NPI.

6.4          ESCROW. If the escrow option is purchased by Subscriber, the source code used to provide Subscription Services will be maintained by NCINO with a recognized escrow service, and a certificate of escrow will be provided to Subscriber. See Attachment A for annual pricing information.

7.	TERMINATION.

7.1          FOR CAUSE. Either NCINO or Subscriber may terminate this Service Agreement for cause and without judicial resolution (i) upon 30 days written notice to the other party of a material breach, unless the other party cures such breach before the end of the 30 days, or (ii) if the other party becomes the subject of a petition in bankruptcy, or any other proceeding related to insolvency, receivership, liquidation or assignment for the benefit of creditors. Should NCINO cease operations, (i) Subscriber may continue to access the Subscription Services in effect at that time via the SFDC platform, and (ii) Subscriber will continue to exclusively own all rights, title and interest to Subscriber Data.

7.2          REFUND OR PAYMENT UPON TERMINATION. Upon termination for cause by the Subscriber, NCINO shall refund Subscriber any prepaid fees covering the remainder of the Term of all subscriptions after the effective date of termination. Upon any termination for cause by NCINO, Subscriber shall pay any unpaid fees covering the remainder of the term of all subscriptions after the effective date of termination. Termination does not relieve the Subscriber of the obligation to pay any fees payable to NCINO for the period prior to the effective date of termination.

7.3          EFFECT OF TERMINATION. The following provisions will survive termination of this Service Agreement: (i) any obligation of Subscriber to pay before termination; (ii) Sections 3 - 8 of this Service Agreement; and (iii) any other provision of this Service Agreement that must survive termination to fulfill its essential purpose.

8.	INDEMNIFICATION.

8.1          INDEMNIFICATION BY NCINO. NCINO shall defend Subscriber against any claim, demand, suit, or proceeding made or brought against the Subscriber by a third party alleging that use of the Subscription Services as permitted hereunder infringes or misappropriates the intellectual property rights of a third party (“Claim”) and shall indemnify Subscriber for any damages finally awarded against, and for reasonable attorney’s fees incurred by Subscriber in connection with any such Claim; provided that the Subscriber (a) promptly provides NCINO written notice of the Claim; (b) gives NCINO sole control of the defense and settlement of the Claim, and (c) provides to NCINO all reasonable assistance, at NCINO’s expense.

8.2          INDEMNIFICATION BY SUBSCRIBER. Subscriber shall defend NCINO against any Claim made or brought against NCINO by a third party alleging that the Subscriber Data, or Subscriber’s use of the Subscription Services in violation of the Service Agreement, causes harm or damages, infringes or misappropriates the intellectual property rights of a third party or violates applicable law, and shall indemnify NCINO for any damages finally awarded against, and for reasonable attorney’s fees incurred by NCINO in connection with any such Claim; provided that NCINO (a) promptly provides Subscriber written notice of the Claim; (b) gives Subscriber sole control of the defense and settlement of the Claim, and (c) provides to Subscriber all reasonable assistance, at Subscriber’s expense.

9.	MISCELLANEOUS PROVISIONS.

9.1          INDEPENDENT CONTRACTORS. NCINO and Subscriber are independent contractors. This Service Agreement does not create a partnership, franchise, joint venture, agency, fiduciary or employment relationship between the parties.

9.2          WAIVER. Neither party will be deemed to have waived any of its rights under this Service Agreement by lapse of time or by any statement or representation other than (i) by an Authorized Representative and (ii) in an explicit written waiver. No waiver of a breach of this Service Agreement will constitute a waiver of any prior or subsequent breach of this Service Agreement.

9.3          SEVERABILITY. In the event that one or more of the provisions of this Service Agreement is found to be illegal or unenforceable under any valid controlling law, this Service Agreement shall not be rendered inoperative but the remaining provisions shall continue in full force and effect. In the event the legality of any provision is brought into question because of a decision by a court of competent jurisdiction, NCINO, by written notice to Subscriber, may revise the provision in question or may delete the provision entirely so as to comply with the decision of said court.

9.4          NOTICES. Except as otherwise specified in this Service Agreement, all notices, permissions and approvals hereunder shall be in writing and shall be deemed to have been given upon: (i) personal delivery, (ii) the third business day after mailing by certified mail, (iii) the business day after sending by confirmed facsimile, (iv) the next day after overnight delivery service or (v), except for notices of termination or an indemnifiable Claim (“Legal Notices”), the first business day after sending by email. Notices to NCINO shall be addressed to Pierre Naude, CEO. All notices to Subscriber shall be addressed to the relevant Service administrator designated by the Subscriber in the Subscription Services. Legal Notices to Subscriber may also be addressed to Subscriber’s signatory of this Service Agreement or any person designated by Subscriber in the Subscription Services.

9.5          ASSIGNMENT. Neither party may assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party (not to be unreasonably withheld). Notwithstanding the foregoing, either party may assign this Service Agreement in its entirety, without consent of the other party, in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets not involving a direct competitor of the other party. A party’s sole remedy for any purported assignment by the other party in breach of this paragraph shall be, at the non-assigning party’s election, termination of this Service Agreement upon written notice to the assigning party. In the event of such a termination, NCINO shall refund Subscriber any prepaid fees covering the remainder of the term of all subscriptions after the effective date of termination. Subject to the foregoing, this Service Agreement shall bind and inure to the benefit of the parties, their respective successors and permitted assigns.

9.6          CHOICE OF LAW AND JURISDICTION. This Service Agreement shall be governed by the laws of the State of North Carolina, U.S.A. The parties consent to the personal and exclusive jurisdiction of the federal (Eastern District of North Carolina) and state courts of Wilmington, North Carolina.

9.7          ENTIRE AGREEMENT. This Service Agreement, the Data Policy published with the Subscription Services, and, upon execution by both parties , the Attachments, sets forth the entire agreement of the parties and supersedes all prior or contemporaneous writings, negotiations, and discussions with respect to the subject matter hereof. Neither party has relied upon any such prior or contemporaneous communications.

9.8          COUNTERPARTS. This Service Agreement may be executed electronically, by facsimile, and in counterparts, which taken together shall form one legal instrument.

9.9          PRESS RELEASE, INTERVIEW AND REFERENCE.

Within 45 days of the execution of this Agreement, NCINO shall be permitted to issue an appropriate press release. In addition, Subscriber agrees to coordinate and make available appropriate personnel to conduct up to three interviews with the media regarding Subscriber’s plans/implementation of NCINO service/solutions/information technology. This release does not constitute an endorsement, but rather is a statement of facts about the relationship between Subscriber and NCINO. Subscriber will have the right to review the release prior to distribution. Subscriber also agrees to let NCINO list the company as a customer on the NCINO website and other sales materials.

NCINO, LLC:

By:

Pierre Naude, CEO

Date: 2012-11-01

Subscriber:

By:

Name, Title:

Neil Underwood, President and COO

Date: 2012-11-01